Bioanalytical Systems Elects Gayl W. Doster to Board of Directors

WEST LAFAYETTE, Ind., August 19, 2004 Bioanalytical Systems, Inc. (Nasdaq: BASI - NEWS) announced today that Gayl W. Doster has been elected to its Board of Directors. Mr. Doster joins as an independent director.

Mr. Doster is the former President of Sigma Micro Corporation, President and COO of Brooks Drug, and Executive VP and CFO of Hook-SupeRx, Inc. He is currently a member of the Board of Directors of Meta Group, Inc. and has served on the Board of Capital Properties.

Mr. Doster was inducted into the American Institute of Certified Public Accountants Business and Industry Hall of Fame in 2000 recognizing more than three decades of outstanding service. He has also been named an Outstanding Member in Industry of the Indiana CPA Society where he currently serves as Chair of the Joint Task Force on Regulation.

BASi Chairman Dr. Peter T. Kissinger commented, "Gayl's enthusiasm to join BASi as we evolve into something much bigger is gratifying. He brings operating and administrative muscle to our already technically excellent team. We are all looking forward to his insight and counsel."

In connection with his election as a director, BASi granted Mr. Doster an option to purchase 5,000 BASi Common Shares at the per-share market price at the close of business on August 19, 2004.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development and medical device companies. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit http://www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.

Contact:
    Bioanalytical Systems, Inc.
    Alice Schwind, 765-497-8458
    alice@bioanalytical.com